DUPLICATE

BRITISH COLUMBIA

Number: BC067873

CERTIFICATE
OF
CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that LEROY VENTURES INC. changed its name to UNBRIDLED ENERGY CORPORATION on July 19, 2006 at 02:01 PM Pacific Time

Issued under my hand at Victoria, British Columbia
On July 19, 2006

RON TOWNSHEND
Registrar of Companies
Province of British Columbia
Canada